Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor

San Francisco, California 94111

August 11, 2016

Genomic Health, Inc.

301 Penobscot Drive

Redwood City, California 94063

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Genomic Health, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Act”) of 13,650,835 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, all of which are to be offered and sold by certain stockholders of the Company (the “Shares”). (Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP